Exhibit 99.1

For Immediate Release

FDA APPROVES BIDIL® FOR TREATMENT OF

HEART FAILURE IN BLACK PATIENTS

 Improvement in Survival and Patient-Reported Functional Status,

and Prolonged Time to Hospitalization for Heart Failure Seen with BiDil

LEXINGTON, Mass. (June 23, 2005) – NitroMed, Inc. (NASDAQ: NTMD) announced today that the U.S. Food and Drug Administration (FDA) approved BiDil® (isosorbide dinitrate/hydralazine hydrochloride) for the treatment of heart failure in black patients.

BiDil is indicated to improve survival, prolong time to hospitalization for heart failure and improve patient-reported functional status, as an adjunct to current standard heart failure therapy in self-identified black patients. There is little experience in patients with New York Heart Association (NYHA) class IV heart failure. Most patients in the clinical trial supporting effectiveness, referred to as the African American Heart Failure Trial (A-HeFT), received, in addition to BiDil or placebo, a loop diuretic, an angiotensin converting enzyme inhibitor or an angiotensin receptor blocker, and a beta blocker, and many also received a cardiac glycoside or an aldosterone antagonist.

In A-HeFT, self-identified black patients taking BiDil in addition to current standard heart failure therapies experienced a significant 43 percent decrease in the risk of mortality (P=.012) (absolute mortality rate: BiDil, 6.2% vs. placebo, 10.2%), a 39 percent reduction in the risk of first hospitalization for heart failure (P<.001) (absolute first hospitalization rate: BiDil, 16.4% vs. placebo, 24.4%) and a statistically significant improvement at most time points in response to the Minnesota Living with Heart Failure Questionnaire, which is a self-report of the patient’s functional status, versus patients taking placebo in addition to current standard therapies.

 “In BiDil, we now have a new treatment that has been shown to save the lives of black heart failure patients, helping a population that is disproportionately burdened by cardiovascular disease,” said Anne Taylor, M.D., associate dean for faculty affairs, professor of medicine, University of Minnesota Medical School and lead A-HeFT investigator.  “African Americans between the ages of 45 and 64 are 2.5 times more likely to die prematurely from heart failure than their non-black counterparts, and they also present with and die from the disease at an earlier age.  FDA approval of BiDil represents an important leap forward in addressing this health disparity,” said Dr. Taylor.

A-HeFT Results

The FDA based the approval of BiDil primarily on results from the recent A-HeFT trial, which was halted early, in July 2004, due to the significant survival benefit seen with the drug.  Co-sponsored by NitroMed and the Association of Black Cardiologists (ABC), A-HeFT was the first clinical trial conducted in a heart failure population in which all of the participants identified themselves as black.  A retrospective analysis of an earlier study with a combination of isosorbide dinitrate and hydralazine hydrochloride had suggested a trend for improved survival in the subset of patients with mild to moderate heart failure who self-identified as black.

“BiDil has the ability to significantly extend and enhance the lives of black patients with heart failure,” said Michael D. Loberg, Ph.D., president and chief executive officer, NitroMed, Inc.  “NitroMed looks forward to bringing this important medicine to the patients and physicians who need it.”

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About BiDil

BiDil is a fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride. While the exact mechanism of action of BiDil is unknown, it is known that isosorbide dinitrate is a vasodilator with effects on both arteries and veins.  The dilator properties of nitrates result from the release of nitric oxide that leads to the relaxation of vascular smooth muscle.  Hydralazine is an arterial dilator.

BiDil treatment is orally-administered and is initiated at a dose of one tablet, three times per day, and may be increased to a maximum of two tablets, three times per day, based on patient tolerance.  Adjustments to maximum dosage may occur in three to five days; however, adverse side effects, which may include headaches and dizziness, may require that some patients take more time to reach their highest tolerated dose.

Heart Failure Burden in Black Patients

Heart failure, or end-stage cardiovascular disease, affects approximately five million Americans, including an estimated 750,000 African Americans. There is no cure for this disease, and more than 50 percent of patients die within five years of diagnosis.  With respect to heart failure, blacks are affected at a rate greater than that of the corresponding non-black population, presenting with the disease earlier and dying sooner.  According to the Centers for Disease Control and Prevention (CDC), African Americans between the ages of 45 and 64 are 2.5 times more likely to die from heart failure than Caucasians in the same age range.

Clinical Trials

Clinical data supporting the safety and efficacy of BiDil were derived primarily from the African American Heart Failure Trial (A-HeFT), which was conducted from 2001 to 2004.  Also considered were two trials conducted in the 1980s, the Vasodilator Heart Failure Trial I and Vasodilator Heart Failure Trial II (V-HeFT I and II).

A-HeFT was a randomized, double-blind, placebo-controlled study enrolling 1,050 self-identified black patients with New York Heart Association class III and IV heart failure at 169 clinical research sites.  Study results were published in the New England Journal of Medicine in November 2004.

Safety Information

Augmentation of the vasodilatory effects of isosorbide dinitrate by phosphodiesterase inhibitor drugs (e.g., Viagra®/Revatio™, Levitra®, Cialis®) could result in severe hypotension.  Treatment with hydralazine may produce a clinical picture simulating systemic lupus erythematosus (SLE) including glomerulonephritis.  Symptomatic hypotension may occur with even small doses of BiDil should be used with caution in volume depleted or hypotensive patients.  Hydralazine can cause tachycardia potentially leading to myocardial ischemia and anginal attacks.  Caution should be exercised if BiDil is used with MAO inhibitors and alcohol.

Adverse events reported in the trial and seen more frequently in the group given BiDil included symptoms of headache (50 percent in BiDil patients vs. 21 percent in placebo patients) and dizziness (32 percent in BiDil patients vs.14 percent in placebo patients).

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide.  The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs.  Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including the possible therapeutic benefits and market acceptance of BiDil and the Company’s plans to launch BiDil nationwide in July 2005, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and other factors discussed in its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005, which is filed with the SEC.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit www.BiDil.com.

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Media Contacts:	Investor Contact:
Spectrum Science Communications	Lawrence E. Bloch, M.D., J.D.
Susannah Budington	Chief Financial Officer/Chief Business Officer
301-980-7482	NitroMed, Inc.
Amanda Sellers	781-266-4197
202-955-6222